Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2013 Results

Net Income Improves 24 Percent From Prior Year To $208 Million

Continued Progress With Long Term Care Premium Rate Actions

Strong Loss Performance In Global Mortgage Insurance Division

Richmond, VA (February 4, 2014) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the fourth quarter of 2013. The company reported net income1 of $208 million, or $0.41 per diluted share, compared with net income of $168 million, or $0.34 per diluted share, in the fourth quarter of 2012. Net operating income2 for the fourth quarter of 2013 was $193 million, or $0.38 per diluted share, compared with net operating income of $161 million, or $0.33 per diluted share, in the fourth quarter of 2012. Prior year net income and net operating income included an after-tax favorable adjustment of $78 million associated with the reversal of the accrued liability for exit fees related to the government guarantee fund in Canada.

The company reported net income of $560 million, or $1.12 per diluted share, in 2013, compared with net income of $325 million, or $0.66 per diluted share, in 2012. The company reported net operating income of $616 million, or $1.24 per diluted share, in 2013, compared with net operating income of $403 million, or $0.82 per diluted share, in 2012.

“We made significant progress in 2013 accelerating the turnaround of Genworth,” said Tom McInerney, President and CEO. “Our fourth quarter of 2013 results were strong and we are particularly pleased with the progress in improving our long term care insurance business and with the good operational performance in the Global Mortgage Insurance Division.”

[1]	Unless otherwise stated, all references in this press release to net income, net income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income & Net Operating Income

	Three months ended December 31 (Unaudited)
	2013		2012
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income	$208	$0.41	$168	$0.34	24%
Net operating income	$193	$0.38	$161	$0.33	20%
Weighted average diluted shares	501.2		493.9
Book value per share	$29.17		$33.53
Book value per share, excluding accumulated other comprehensive income (loss)	$24.03		$22.95

Consolidated Net Income & Net Operating Income

	Twelve months ended December 31 (Unaudited)
	2013		2012
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income	$560	$1.12	$325	$0.66	72%
Net operating income	$616	$1.24	$403	$0.82	53%
Weighted average diluted shares	498.7		494.4
Book value per share	$29.17		$33.53
Book value per share, excluding accumulated other comprehensive income (loss)	$24.03		$22.95

Net investment gains, net of tax and other adjustments, were $15 million in the quarter, compared to $2 million in the prior year. Total investment impairments, net of tax, were $3 million in the current quarter and $14 million in the prior year.

The company recorded $29 million of incremental tax benefits during the fourth quarter of 2013 primarily related to tax liability corrections, tax benefits on foreign subsidiaries, and state tax adjustments.

In December 2013, Genworth Holdings, Inc. completed a $400 million senior notes offering and the company subsequently made capital contributions of $300 million to Genworth Mortgage Holdings, LLC and $100 million to Genworth Mortgage Insurance Corporation (GMICO) in anticipation of higher capital requirements expected to be imposed by government-owned and government-sponsored enterprises (GSEs) as a part of the anticipated revisions to their eligibility standards for qualifying mortgage insurers. The company anticipates some or all of the $300 million at Genworth Mortgage Holdings, LLC will be deployed for the benefit of GMICO, subject to the release of the final revisions to eligibility standards for qualifying mortgage insurers and other relevant economic or business-related conditions existing at that time.

Net operating income results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q4 13	Q3 13	Q4 12
U.S. Life Insurance Division:
U.S. Life Insurance	$119	$111	$73

Total U.S. Life Insurance Division	119	111	73

Global Mortgage Insurance Division:
International Mortgage Insurance[3]	101	90	165
U.S. Mortgage Insurance (U.S. MI)	6	(3)	(32)

Total Global Mortgage Insurance Division	107	87	133

Corporate and Other Division:
International Protection	13	4	8
Runoff	19	25	8
Corporate and Other	(65)	(88)	(61)

Total Corporate and Other Division	(33)	(59)	(45)

Total Net Operating Income	$193	$139	$161

In the fourth quarter of 2013, the company revised its definition of net operating income (loss) to exclude gains (losses) on the early extinguishment of debt and on insurance block transactions to better reflect the basis on which the performance of its business is internally assessed and to reflect management’s opinion that these measures are not indicative of overall operating trends. All prior periods presented have been re-presented to reflect this new definition.

Net operating income excludes net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, restructuring charges, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and other adjustments, net of taxes. A reconciliation of net operating income of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the International Mortgage Insurance and International Protection segments, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the fourth quarter of 2013 was a favorable impact of $1 million versus the prior quarter and an unfavorable impact of $8 million versus the prior year.

[3]	Fourth quarter of 2012 included an after-tax favorable adjustment of $78 million associated with the reversal of the accrued liability for exit fees related to the government guarantee fund in Canada.

U.S. Life Insurance Division

U.S. Life Insurance Division net operating income was $119 million, compared with $111 million in the prior quarter and $73 million a year ago.

U.S. Life Insurance Division

Net Operating Income

(Amounts in millions)	Q4 13	Q3 13	Q4 12
U.S. Life Insurance
Life Insurance	$56	$54	$46
Long Term Care Insurance	42	41	7
Fixed Annuities	21	16	20

Total U.S. Life Insurance	119	111	73

Total U.S. Life Insurance	$119	$111	$73

Sales

(Amounts in millions)	Q4 13	Q3 13	Q4 12
U.S. Life Insurance
Life Insurance
Term Life	$9	$5	$—
Term Universal Life	—	—	11
Universal Life	5	5	17
Linked Benefits	3	2	3
Long Term Care Insurance
Individual	24	37	60
Group	2	3	4
Fixed Annuities	730	760	248

Account Value

(Amounts in millions)	Q4 13	Q3 13	Q4 12
Fixed Annuities	$18,737	$18,367	$18,581

U.S. Life Insurance Division

Key Points

•

U.S. Life Insurance Division net operating income was $119 million, compared with $111 million in the prior quarter and $73 million a year ago. Net operating income was $394 million in 2013, compared with $334 million in 2012.

•	Compared to the prior quarter, sales of life insurance products were higher, lower in individual long term care insurance (LTC) and modestly lower in fixed annuities.

•	The consolidated risk-based capital (RBC) ratio is estimated to be approximately 470 percent[4], up from approximately 450 percent at the end of the third quarter of 2013.

•

Ordinary dividends of $100 million were paid to the holding company from the U.S. Life Insurance Division in the fourth quarter of 2013, including $25 million from Brookfield Life and Annuity Insurance Company Limited. Ordinary dividends of $200 million were paid from the U.S. Life Insurance Division to the holding company as of December 31, 2013.

•	As of December 31, 2013, LTC in force premium rate increase approvals represented approximately $195 to $200 million of the expected $250 to $300 million premium increase when fully implemented.

Life Insurance

Life insurance net operating income was $56 million, compared with $54 million in the prior quarter and $46 million in the prior year. Results in the quarter included $8 million of favorable items, including a favorable impact from prepayment speed adjustments on structured securities and a favorable impact from a refinement to the calculation of incurred but not reported reserves. Results in the quarter also included favorable taxes of $6 million from a state tax adjustment. Current quarter mortality experience was favorable versus pricing expectations and in line with the prior quarter but unfavorable versus the prior year because of higher claim severity. Prior quarter results included a net benefit of $17 million from favorable unlocking and other adjustments.

Sales increased modestly versus the prior quarter and were down $14 million versus the prior year when the company discontinued sales of its term universal life insurance product because of regulatory changes and began to transition to new term and universal life insurance product offerings. The company is continuing to make pricing and product changes that are expected to increase sales over time.

Long Term Care Insurance

Long term care insurance net operating income was $42 million, compared with $41 million in the prior quarter and $7 million in the prior year. Results benefitted from premium increases and reduced benefits of $8 million versus the prior quarter and $34 million versus the prior year related to the premium increases approved and implemented to date. Current quarter results included a $7 million unfavorable reserve adjustment and $7 million of favorable taxes primarily from a deferred tax liability correction. Results also included unfavorable claims experience versus the prior quarter from lower cancellations of pending claims. Prior year results included a $5 million unfavorable refinement to reserves to more fully reflect the low interest rate environment. The reported loss ratio for the current quarter was approximately 68 percent, four points higher than the prior quarter and five points lower than the prior year.

[4]	Company estimate for the fourth quarter of 2013, due to timing of the filing of statutory statements.

Individual LTC sales of $24 million were lower than the prior quarter. Sales are expected to continue at these levels in the near term due to the cessation of sales of AARP branded products in the retail channel and the introduction of higher priced products in additional states. The company is investing in distribution and marketing to increase LTC sales over time and also announced in the fourth quarter that it has started to file for regulatory approval of its Privileged Choice Flex 3.0 product. The company expects to launch the new product by the end of the first half of 2014.

As previously announced in the third quarter of 2012, the company filed for LTC in force premium rate increases with the goal of achieving approximately $250 to $300 million of additional annual premiums when fully implemented by 2017. As of December 31, 2013, the company has received approvals from 41 states representing approximately $195 to $200 million of the expected premium increase.

Fixed Annuities

Fixed annuities net operating income was $21 million, compared with $16 million in the prior quarter and $20 million in the prior year. Results in the quarter included higher investment income from limited partnership performance versus the prior quarter and prior year and modest spread compression versus the prior year. Sales in the quarter totaled $730 million, down modestly sequentially but up significantly versus the prior year as the company continued to benefit from competitively priced products in a rising interest rate environment while still meeting targeted returns.

U.S. Life Companies Capital

The consolidated risk-based capital (RBC) ratio is estimated to be approximately 470 percent4, up from approximately 450 percent at the end of the third quarter of 2013 and the consolidated U.S. life insurance companies unassigned surplus is estimated to be $400 million4, up from $259 million at the end of the third quarter of 2013. During the quarter, the company restructured reinsurance transactions related to its life insurance products generating in excess of $200 million of benefit to unassigned surplus, partially offset by an $80 million increase to statutory reserves related to its universal life products with secondary guarantees in the company’s New York subsidiary. The U.S. life insurance companies paid $75 million in dividends in the fourth quarter of 2013. During the quarter, the consolidated RBC ratio also benefitted from a favorable impact related to a change to the required capital for commercial mortgage loans.

Global Mortgage Insurance Division

Global Mortgage Insurance Division had net operating income of $107 million, compared with $87 million in the prior quarter and $133 million a year ago.

Global Mortgage Insurance Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 13	Q3 13	Q4 12
International Mortgage Insurance
Canada[3]	$44	$41	$114
Australia	66	61	62
Other Countries	(9)	(12)	(11)

Total International Mortgage Insurance	101	90	165
U.S. Mortgage Insurance	6	(3)	(32)

Total Global Mortgage Insurance	$107	$87	$133

Sales

(Amounts in billions)	Q4 13	Q3 13	Q4 12
International Mortgage Insurance
Flow
Canada	$5.0	$6.0	$4.4
Australia	9.0	8.0	9.6
Other Countries	0.5	0.5	0.5
Bulk
Canada	2.4	3.9	4.1
Australia	—	0.1	—
Other Countries	0.6	—	—
U.S. Mortgage Insurance
Primary Flow	4.9	6.4	5.1
Primary Bulk	—	—	—

International Mortgage Insurance Segment

Key Points

•

Reported International Mortgage Insurance segment net operating earnings were $101 million, compared with $90 million in the prior quarter and $165 million a year ago. Foreign exchange had a favorable impact of $1 million versus the prior quarter and an unfavorable impact of $9 million versus the prior year, primarily in Australia. Results in the prior year included a $78 million after-tax favorable adjustment from the reversal of the accrued liability for exit fees related to the government guarantee fund. Net operating income was $361 million in 2013, compared with $342 million in 2012.

•

In Canada, flow new insurance written (NIW) was down 17 percent[5] sequentially and up 20 percent[5] year over year. In addition, in the current quarter, the company completed $2.4 billion of bulk transactions, consisting of low loan-to-value prime loans. In Australia, flow NIW was up 11 percent[5] sequentially and up three percent[5] year over year.

•	The Canadian and Australian businesses continue to maintain sound capital positions.

•

Dividends of $67 million were paid to the holding company in the fourth quarter of 2013 bringing the full year dividends paid to the holding company to $240 million, including proceeds relating to Genworth MI Canada Inc.’s share repurchase program.

[5]	Percent change excludes the impact of foreign exchange.

Canada Mortgage Insurance

Canada reported net operating earnings of $44 million versus $41 million in the prior quarter and $114 million in the prior year. Results in the prior year included a $78 million after-tax favorable adjustment from the reversal of the accrued liability for exit fees related to the government guarantee fund. The loss ratio in the quarter was 22 percent, flat to the prior quarter and down nine points from the prior year primarily from lower new delinquencies and a favorable shift in the geographic mix of delinquencies. Total delinquencies were up modestly sequentially from seasonally higher new delinquencies and lower cures and processed claims. Results in the quarter included favorable taxes and higher expenses versus both the prior quarter and prior year and unfavorable foreign exchange versus the prior year. Flow NIW was down 17 percent5 sequentially from normal seasonal variation and up 20 percent5 year over year primarily from a larger origination market. In addition, the company completed several bulk transactions in the quarter, consisting of low loan-to-value prime loans, of approximately $2.4 billion reflecting its selective participation in this market. At quarter end, the Canada mortgage insurance business had a regulatory capital ratio of 222 percent4, well in excess of regulatory requirements. GAAP book value was $2.9 billion, of which $1.7 billion represented Genworth’s 57.4 percent ownership interest, and was flat to the prior quarter.

Australia Mortgage Insurance

Australia reported net operating earnings of $66 million versus $61 million in the prior quarter and $62 million in the prior year. The loss ratio in the quarter was 21 percent, down 10 points sequentially and down 15 points from the prior year from seasonally lower new delinquencies net of cures compared to the prior quarter and favorable aging compared to both the prior quarter and prior year. Improvements in losses and favorable taxes of $8 million were partially offset by a $4 million charge related to a customer contract. Earnings were impacted by unfavorable foreign exchange of $6 million versus the prior year. Flow NIW was up 11 percent5 sequentially and up three percent5 year over year from a larger origination market. At quarter end, the Australia mortgage insurance business had a regulatory capital ratio of 148 percent4, in excess of regulatory requirements. Subsequent to year end 2013, the business terminated an affiliate reinsurance treaty that will reduce the regulatory capital ratio by approximately six points going forward. The GAAP book value was $1.9 billion as of the end of the quarter, down $0.1 billion from the prior quarter primarily from changes in foreign exchange.

Other Countries Mortgage Insurance

Other Countries had a net operating loss of $9 million, compared to net operating losses of $12 million in the prior quarter and $11 million in the prior year as the business continues to be pressured from elevated losses, primarily in Ireland. During the quarter, the business executed two lender settlements reducing outstanding risk-in-force in Ireland from $1.5 billion to approximately $0.8 billion.

U.S. Mortgage Insurance Segment

Key Points

•

U.S. MI net operating income was $6 million, compared with a net operating loss of $3 million in the prior quarter and a net operating loss of $32 million in the prior year. Net operating income was $37 million in 2013, compared with a net operating loss of $138 million in 2012.

•	Flow NIW decreased 23 percent from the prior quarter from market seasonality and decreased four percent from the prior year to $4.9 billion.

•

The risk-to-capital ratio for GMICO is estimated at 19.3:1[4] and the combined risk-to-capital ratio is estimated at 19.5:1[4] as of December 31, 2013 reflecting a $100 million capital contribution and $75 million of admitted statutory deferred taxes.

Total flow delinquencies decreased six percent sequentially and decreased 26 percent versus the prior year. New flow delinquencies decreased approximately seven percent from the prior quarter from recent seasonal variation and decreased approximately 21 percent from the prior year, reflecting the continued burn through of delinquencies from the 2005 to 2008 book years. The flow average reserve per delinquency was $29,400, down slightly from the prior quarter.

Total losses were down $15 million compared to the prior quarter from favorable changes in aging of existing delinquencies and a decrease in new delinquency development.

Loss mitigation savings were $124 million in the quarter, down $12 million from the prior quarter. Loss mitigation savings for the year ended December 31, 2013 were $563 million.

Flow NIW of $4.9 billion decreased 23 percent over the prior quarter reflecting a smaller overall origination market, a modest increase in overall private mortgage insurance market penetration and stable market share and decreased four percent versus the prior year. Overall private mortgage insurance market penetration was up slightly from the prior quarter and up approximately five points year over year. The company’s estimate of market share at the end of the quarter is approximately 13 percent. Flow persistency was 83 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $0.8 billion in the quarter of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated at 19.5:14 at the end of the fourth quarter with the risk-to-capital ratio for GMICO estimated at 19.3:14. GMICO’s estimated risk-to-capital ratio of 19.3:14 is in compliance with the maximum state regulatory limit of 25.0:1 and, as a result, GMICO is now authorized and currently writes new business for all states. Of the waivers and approvals previously relied upon, two state waivers have expired and each GSE approval related to the use of an alternative affiliated insurer also expired, on December 31, 2013. GMICO currently maintains waivers or other authorizations from 44 states that permit the company to continue writing new business if its risk-to-capital ratio exceeds 25.0:1, however, the company plans to allow those waivers to expire pursuant to their terms in 2014. The company expects that U.S. MI will continue to meet its regulatory capital requirements, however, the company would pursue required regulatory and GSE forbearance in the future, if needed.

In December 2013, Genworth Holdings, Inc. completed a $400 million senior notes offering and the company subsequently made capital contributions of $300 million to Genworth Mortgage Holdings, LLC and $100 million to GMICO in anticipation of the higher capital requirements expected to be imposed by the GSEs as a part of the anticipated revisions to their eligibility standards for qualifying mortgage insurers. The $300 million remaining at Genworth Mortgage Holdings, LLC, if contributed to GMICO as of December 31, 2013, would have resulted in a favorable impact to GMICO’s risk-to-capital ratio of approximately four points.

Corporate and Other Division

Corporate and Other Division net operating loss was $33 million, compared with $59 million in the prior quarter and $45 million in the prior year. The net operating loss was $176 million in 2013, compared with a net operating loss of $135 million in 2012.

Corporate and Other Division

Net Operating Income (Loss)

(Amounts in millions)	Q4 13	Q3 13	Q4 12
International Protection	$13	$4	$8
Runoff	19	25	8
Corporate and Other	(65)	(88)	(61)

Total Corporate and Other	$(33)	$(59)	$(45)

Account Value

(Amounts in millions)	Q4 13	Q3 13	Q4 12
Variable Annuities	$8,020	$7,966	$8,095
Guaranteed Investment Contracts, Funding Agreements Backing Notes and Funding Agreements	896	1,036	2,153

International Protection Segment

International Protection reported operating earnings of $13 million, compared with $4 million in the prior quarter and $8 million in the prior year. Results in the current quarter reflected $10 million of favorable adjustments, including $8 million of favorable taxes primarily from a tax liability correction. The business continues to be impacted by the slow consumer lending environment in Europe and high unemployment in Southern Europe continues to keep losses elevated. At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 332 percent4, well in excess of regulatory requirements. Dividends of $24 million were paid to the holding company through December 31, 2013.

Runoff Segment

The Runoff segment’s net operating income was $19 million, compared with $25 million in the prior quarter and $8 million in the prior year. Results in the current quarter included favorable equity market conditions and more favorable investment income versus the prior quarter and prior year. Results in the prior quarter reflected more favorable taxes.

Corporate and Other

Corporate and Other’s net operating loss was $65 million, compared with $88 million in the prior quarter and $61 million in the prior year. Results in the prior quarter included an unfavorable adjustment of $20 million, including $18 million from a correction of prior periods, related to non-deductible stock compensation expense resulting from cancellations.

Investment Portfolio Performance

Net investment income increased to $835 million, compared to $801 million in the prior quarter primarily from favorable limited partnership performance, higher volume of assets from increased annuity sales and favorable foreign exchange. The reported yield for the current quarter was approximately 4.8 percent. The core yield2 was up modestly from the prior quarter at approximately 4.6 percent.

Net income in the quarter included $15 million of net investment gains, net of tax, DAC amortization and other items. Total investment impairments, net of tax, were $3 million in the current quarter and $14 million in the prior year.

Net unrealized investment gains were $0.9 billion, net of tax and other items, as of December 31, 2013 compared with $2.6 billion as of December 31, 2012 and $1.1 billion as of September 30, 2013 primarily driven by rising interest rates. The fixed maturity securities portfolio had gross unrealized investment gains of $3.3 billion compared with $6.7 billion as of December 31, 2012 and gross unrealized investment losses of $1.0 billion compared with $0.6 billion as of December 31, 2012.

Holding Company

Genworth’s holding company6 ended the quarter with approximately $1.4 billion7 of cash and liquid assets, up $55 million compared to the prior quarter, from $167 million of dividends received from the operating companies, partially offset by approximately $90 million of debt interest payments and $22 million of net other expenses. In December 2013, Genworth Holdings, Inc. completed a $400 million senior notes offering and the company subsequently made capital contributions of $300 million to Genworth Mortgage Holdings, LLC and

[6]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public company debt) which is now a subsidiary of Genworth Financial, Inc.
[7]	Comprises cash and cash equivalents of $1,219 million and U.S. government bonds of $150 million.

$100 million to GMICO in anticipation of the higher capital requirements expected to be imposed by government-owned and GSEs. The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million. After deducting for the net proceeds from the sale of the wealth management business and cash on hand at Genworth Holdings, Inc. that will be used to address the remaining $485 million 2014 debt at maturity or before, cash and highly liquid securities were approximately $880 million at the end of the quarter.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, and financial protection coverages — and mortgage insurance that helps consumers achieve home ownership while assisting lenders in managing their risk and capital.

Genworth operates through three divisions: U.S. Life Insurance, which includes life insurance, long term care insurance and fixed annuities; Global Mortgage Insurance, containing U.S. Mortgage Insurance and International Mortgage Insurance segments; and the Corporate and Other division, which includes the International Protection and Runoff segments. Products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth, headquartered in Richmond, Virginia, traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com.

Conference Call and Financial Supplement Information

This press release and the fourth quarter 2013 financial supplement are now posted on the company’s website. Additional information regarding business results and 2014 business goals and strategic priorities will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on February 5, 2014. Investors are encouraged to review these materials.

Genworth will conduct a conference call on February 5, 2014 at 8 a.m. (ET) to discuss the quarter’s results and provide a progress update on its strategic priorities, as well as details on its 2014 business goals and outlook. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 7281168. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through February 19, 2014 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 7281168. The webcast will also be archived on the company’s website for one year.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “operating earnings per share.” Operating earnings per share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments and gains (losses) on the sale of businesses, the early extinguishment of debt and insurance block transactions are also excluded from net operating income (loss) because in the company’s opinion, they are not indicative of overall operating trends. Other non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

In the fourth quarter of 2013, the company revised its definition of net operating income (loss) to exclude gains (losses) on the early extinguishment of debt and gains (losses) on insurance block transactions to better reflect the basis on which the performance of its business is internally assessed and to reflect management’s opinion that these measures are not indicative of overall operating trends. All prior periods presented have been re-presented to reflect this new definition.

Based on the revised definition of net operating income, the following transactions were excluded from net operating income for the periods presented. In the third quarter of 2013, the company paid an after-tax make-whole expense of approximately $20 million related to the early redemption of Genworth Holdings’ notes that mature in 2015. In the fourth quarter of 2012, the company repurchased principal of approximately $100 million of Genworth Holdings’ notes that mature in June 2014 for an after-tax loss of $4 million. In the fourth quarter of 2012, the company also repurchased $20 million of non-recourse funding obligations resulting in an after-tax gain of approximately $3 million. In the third quarter of 2012, the company completed a life block transaction resulting in an after-tax loss of $6 million. In January 2012, the company completed a life block transaction resulting in an after-tax loss of approximately $41 million.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than a $13 million after-tax expense recorded in the second quarter of 2013 related to restructuring costs.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth’s common stockholders for the three and twelve months ended December 31, 2013 and 2012, as well as for the three months ended September 30, 2013.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life and long term care insurance products; (2) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (3) 10 percent of premium deposits for linked-benefits products; (4) new and additional premiums/deposits for fixed annuities; (5) new insurance written for mortgage insurance; and (6) net written premiums for the lifestyle protection insurance business. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums/deposits, premium equivalents, new premiums/deposits, written premiums and new insurance written to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers insurance in force and risk in force to be a measure of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. Estimated savings related to claims mitigation activities represent amounts deducted or “curtailed” from claims due to acts or omissions by the insured or the servicer with respect to the servicing of an insured loan that is not in compliance with obligations under its master policy. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. Loans subject to the company’s loss mitigation actions, the results of which have been included in the company’s reported estimated loss mitigation savings, are subject to re-default and may result in a potential claim in future periods, as well as potential future loss mitigation savings depending on the resolution of the re-defaulted loan. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

Management regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage and lifestyle protection insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long-term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses that helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in the explanation of certain specific variances in operating performance and investment results.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets; downgrades or potential downgrades in the company’s financial strength or credit ratings; interest rate fluctuations and levels; adverse capital and credit market conditions; the valuation of fixed maturity, equity and trading securities; defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio; defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance; goodwill impairments; defaults by counterparties to reinsurance arrangements or derivative instruments; an adverse change in risk-based capital and other regulatory requirements; insufficiency of reserves and required increases to reserve liabilities; legal constraints on dividend distributions by the company’s subsidiaries; competition; availability, affordability and adequacy of reinsurance; loss of key distribution partners; regulatory restrictions on the company’s operations and changes in applicable laws and regulations; legal or regulatory investigations or actions; the failure of or any compromise of the security of the company’s computer systems and confidential information contained therein; the occurrence of natural or man-made disasters or a pandemic; the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act; changes in accounting and reporting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and insurance regulators; impairments of or valuation allowances against the company’s deferred tax assets; changes in expected morbidity or mortality rates; accelerated amortization of deferred acquisition costs and present value of future profits; ability to increase premiums on certain in-force and future long-term care insurance products by enough or quickly enough, including the current rate actions and any future rate actions; medical advances, such as genetic research and diagnostic imaging, and related legislation; unexpected changes in persistency rates; ability to continue to implement actions to mitigate the impact of statutory reserve requirements; the failure of demand for long-term care insurance to increase; political and economic instability or changes in government policies; fluctuations in foreign exchange rates and international securities markets; unexpected changes in unemployment rates; unexpected increases in international mortgage insurance default rates or severity of defaults; the significant portion of high loan-to-value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios; competition with government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; changes in international regulations reducing demand for mortgage insurance; increases in U.S. mortgage insurance default rates; failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards; uncertain results of continued investigations of insured U.S. mortgage loans; possible rescissions of coverage and the results of objections to the company’s rescissions; the extent to which loan modifications and other similar programs may provide benefits to the company; unexpected changes in unemployment and underemployment rates in the United States; further deterioration in economic conditions or a further decline in home prices in the United States; problems associated with foreclosure process defects in the United States that may defer claim payments; changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac); competition with government-owned and government-sponsored enterprises offering U.S. mortgage insurance; changes in regulations that affect the company’s U.S. mortgage insurance business; the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations in the United States; increases in the use of alternatives to private mortgage insurance in the United States and reductions by lenders in the level of coverage they select; the impact of the use of reinsurance with reinsurance companies affiliated with the company’s U.S. mortgage lending customers; legal actions under the Real Estate Settlement Procedures Act of 1974 (RESPA); potential liabilities in connection with the company’s U.S. contract underwriting services; and the impact on the statutory capital and risk-to-capital ratios of the U.S. mortgage insurance business from variations in the valuation of affiliate investments;

•

Other risks, including the risk that the company’s strategy may not be successfully implemented; the company’s Capital Plan may not achieve its anticipated benefits; adverse market or other conditions might delay or impede the minority sale of the company’s mortgage insurance business in Australia; the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and the impact of the expense reduction announced on June 6, 2013 is not as anticipated and the company may lose key personnel related to actions like this as well as general uncertainty in the timing of the company’s turnaround; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248
georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Revenues:
Premiums	$1,310	$1,320	$5,148	$5,041
Net investment income	835	840	3,271	3,343
Net investment gains (losses)	26	14	(37)	27
Insurance and investment product fees and other	241	293	1,021	1,229

Total revenues	2,412	2,467	9,403	9,640

Benefits and expenses:
Benefits and other changes in policy reserves	1,256	1,401	4,895	5,378
Interest credited	186	193	738	775
Acquisition and operating expenses, net of deferrals	406	272	1,659	1,594
Amortization of deferred acquisition costs and intangibles	128	144	569	722
Goodwill impairment	—	—	—	89
Interest expense	121	124	492	476

Total benefits and expenses	2,097	2,134	8,353	9,034

Income from continuing operations before income taxes	315	333	1,050	606
Provision for income taxes	70	73	324	138

Income from continuing operations	245	260	726	468
Income (loss) from discontinued operations, net of taxes	—	6	(12)	57

Net income	245	266	714	525
Less: net income attributable to noncontrolling interests	37	98	154	200

Net income available to Genworth Financial, Inc.’s common stockholders	$208	$168	$560	$325

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.42	$0.33	$1.16	$0.55

Diluted	$0.42	$0.33	$1.15	$0.54

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.42	$0.34	$1.13	$0.66

Diluted	$0.41	$0.34	$1.12	$0.66

Weighted-average shares outstanding:
Basic	494.7	491.9	493.6	491.6

Diluted	501.2	493.9	498.7	494.4

Reconciliation of Net Operating Income to Net Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2013	2012	2013	2012	2013
Net operating income (loss):
U.S. Life Insurance Division
U.S. Life Insurance segment
Life Insurance	$56	$46	$173	$151	$54
Long Term Care	42	7	129	101	41
Fixed Annuities	21	20	92	82	16

Total U.S. Life Insurance segment	119	73	394	334	111

Total U.S. Life Insurance Division	119	73	394	334	111

Global Mortgage Insurance Division
International Mortgage Insurance segment
Canada[3]	44	114	170	234	41
Australia	66	62	228	142	61
Other Countries	(9)	(11)	(37)	(34)	(12)

Total International Mortgage Insurance segment	101	165	361	342	90
U.S. Mortgage Insurance segment	6	(32)	37	(138)	(3)

Total Global Mortgage Insurance Division	107	133	398	204	87

Corporate and Other Division
International Protection segment	13	8	24	24	4
Runoff segment	19	8	66	46	25
Corporate and Other	(65)	(61)	(266)	(205)	(88)

Total Corporate and Other Division	(33)	(45)	(176)	(135)	(59)

Net operating income	193	161	616	403	139
Adjustments to net operating income:
Net investment gains (losses), net of taxes and other adjustments	15	2	(11)	(1)	(13)
Goodwill impairment, net of taxes	—	—	—	(86)	—
Expenses related to restructuring, net of taxes	—	—	(13)	—	—
Gains (losses) on early extinguishment of debt, net of taxes	—	(1)	(20)	(1)	(20)
Gains (losses) on life block transactions, net of taxes	—	—	—	(47)	—
Income (loss) from discontinued operations, net of taxes	—	6	(12)	57	2

Net income available to Genworth Financial, Inc.’s common stockholders	208	168	560	325	108
Add: net income attributable to noncontrolling interests	37	98	154	200	40

Net income	$245	$266	$714	$525	$148

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.42	$0.34	$1.13	$0.66	$0.22

Diluted	$0.41	$0.34	$1.12	$0.66	$0.22

Net operating income per common share:
Basic	$0.39	$0.33	$1.25	$0.82	$0.28

Diluted	$0.38	$0.33	$1.24	$0.82	$0.28

Weighted-average shares outstanding:
Basic	494.7	491.9	493.6	491.6	494.0

Diluted	501.2	493.9	498.7	494.4	499.3

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2013	December 31, 2012
Assets
Cash, cash equivalents and invested assets	$73,505	$78,726
Deferred acquisition costs	5,278	5,036
Intangible assets	399	366
Goodwill	867	868
Reinsurance recoverable	17,219	17,230
Other assets	639	710
Separate account assets	10,138	9,937
Assets associated with discontinued operations	—	439

Total assets	$108,045	$113,312

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$33,705	$33,505
Policyholder account balances	25,528	26,262
Liability for policy and contract claims	7,204	7,509
Unearned premiums	4,107	4,333
Deferred tax and other liabilities	4,262	6,746
Borrowings related to securitization entities	242	336
Non-recourse funding obligations	2,038	2,066
Long-term borrowings	5,161	4,776
Separate account liabilities	10,138	9,937
Liabilities associated with discontinued operations	—	61

Total liabilities	92,385	95,531

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,167	12,127

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	914	2,692
Net unrealized gains (losses) on other-than-temporarily impaired securities	12	(54)

Net unrealized investment gains (losses)	926	2,638

Derivatives qualifying as hedges	1,319	1,909
Foreign currency translation and other adjustments	297	655

Total accumulated other comprehensive income (loss)	2,542	5,202
Retained earnings	2,423	1,863
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,433	16,493
Noncontrolling interests	1,227	1,288

Total stockholders’ equity	15,660	17,781

Total liabilities and stockholders’ equity	$108,045	$113,312

Impact of Foreign Exchange on Operating Results8

Three months ended December 31, 2013

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]
Canada Mortgage Insurance (MI):
Flow new insurance written	14%	20%
Flow new insurance written (4Q13 vs. 3Q13)	(17)%	(17)%

Australia MI:
Flow new insurance written	(6)%	3%
Flow new insurance written (4Q13 vs. 3Q13)	13%	11%

[8]	All percentages are comparing the fourth quarter of 2013 to the fourth quarter of 2012 unless otherwise stated.
[9]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Net Investment Gains (Losses)

(Amounts in millions)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30,
	2013	2012	2013	2012	2013
Net investment gains (losses), gross	$26	$14	$(37)	$27	$(23)
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	—	(10)	32	(22)	6
Net investment gains (losses) attributable to noncontrolling interests	(2)	—	(13)	(5)	(4)
Taxes	(9)	(2)	7	(1)	8

Net investment gains (losses), net of taxes and other adjustments	$15	$2	$(11)	$(1)	$(13)

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	For the three months ended December 31, 2013
Reported Total Invested Assets and Cash	$72.8
Subtract:
Securities lending	0.2
Unrealized gains (losses)	2.8
Derivative counterparty collateral	0.2

Adjusted end of period invested assets	$69.6

Average Invested Assets Used in Reported Yield Calculation	$69.5
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	0.3

Average Invested Assets Used in Core Yield Calculation	$69.2

(Income - amounts in millions)
Reported Net Investment Income	$835
Subtract:
Bond calls and commercial mortgage loan prepayments	8
Reinsurance[11]	20
Other non-core items[12]	17
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	3

Core Net Investment Income	$787

Reported Yield	4.81%

Core Yield	4.55%

[10]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[11]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[12]	Includes cost basis adjustments on structured securities, preferred stock income and various other immaterial items.